Exhibit 4.2

REVOLVING CREDIT AND SECURITY AGREEMENT

This Revolving Credit and Security Agreement (the “Credit Agreement”), dated as of April 8, 2013 is entered into by and between Small World Traders (“the Lender”) and Steele Resources Corp. a Nevada corporation (“Borrower”).

WHEREAS, Borrower desires to obtain financing from Lender;

WHEREAS, Borrower has requested that Lender enter into this Credit Agreement under which Borrower may, from time to time, subject to Lender’s approval in each case, borrow amounts from Lender, up to an aggregate of $200,000, (subject to inclusion of funds advanced on behalf of the Borrower to date) and

NOW THEREFORE, in consideration of the agreements and the mutual covenants contained herein, the parties to this Credit Agreement agree as follows:

1. Credit Facility

1.1 Revolving Loan Commitment.  Subject to the terms and conditions of this Credit Agreement, Lender agrees to make loans to Borrower on a revolving basis from time to time on or before July 10, 2013; provided, that, Lender shall have no obligation to make loans in excess of $7,2000 (net of repayments) per month or $200,000.00 (net of repayments) in the aggregate; and further provided, that all unpaid principal and accrued interest on such loans are due and payable on or before Ninety Days from the origination date (the “Commitment”) unless extended by mutual agreement.

1.2 Revolving Credit Note.  All loans made pursuant to this Credit Agreement are herein referred to as “Revolving Loans.”  All Revolving Loans shall be evidenced by a promissory note (herein referred to as a “Revolving Credit Note”) in the form set forth in Exhibit A, bearing interest (including default interest) and maturity as provided in Exhibit A.  The date and amount of each Revolving Loan made by Lender and each repayment of principal thereon received by Lender shall be recorded by Lender on the schedule attached to the Revolving Credit Note or a continuation thereof or otherwise recorded by Lender in its internal record and accounts; provided, however, that the failure of Lender to make a notation or entry, or any error in such notation or entry, shall not limit or otherwise affect the obligation of each Borrower hereunder or under the Revolving Credit Note to repay the principal amount of the Revolving Loans together with all interest accrued thereon.

1.3 Prepayment Rights and Obligations.  Borrower may from time to time prepay the principal amount of any Revolving Credit Loan in whole or part without premium or penalty.  Any such prepayment shall include accrued interest thereon through the date of such prepayment and shall be applied as set forth in the Revolving Credit Note.

1.4 [Loan Request.  Borrower shall send Lender a written notice requesting that Lender advance a specific amount of funds to Borrower under this Credit Agreement, subject to the monthly and aggregate limitations of Lender’s Commitment set forth in Section 2.1 (a “Request”), in the form set forth in Exhibit B.  Each Request shall state that Borrower will supply Lender with such reasonable information requested by the Lender with respect to the Request.  A Request shall be delivered not later that 12:00 p.m. California time at least three Business Days prior to the Drawdown Date (which must be a Business Day) of the Loan being requested.  Subject to section 1.6, Lender will notify Borrower by 12:00 p.m., California time, on the second Business Day after receipt of the Request, as to whether or not it will fund such a loan.  Subject to Section 1.6, if the Commitment is then in effect and the conditions set forth in Section 5 hereof have been met, Lender shall advance to the Borrower making the request or directly to such other party or parties as may be specified therein, on behalf of such Borrower, the amounts indicated in the Request.  Each advance by Lender on behalf of any Borrower shall be deemed a Revolving Loan by Lender and will accrue interest beginning on the date the advance is made.  Lender will maintain a complete and accurate record of all Revolving Loans under this Agreement.]

1.5 Interest.  So long as no Event of Default is continuing, Borrower shall pay interest on the outstanding principal amount of the Revolving Loans as provided in the Revolving Credit Note.

1.6 Termination of Commitment.  Notwithstanding anything to the contrary contained in this Credit Agreement, Lender shall have no obligation to fund any Revolving Loan, and

Lender’s Commitment shall terminate upon no less than ten (10) days prior written notice to

Borrower.  Following any such termination or Lender’s Commitment hereunder, Borrower shall remain obligated to keep and observe all of their covenants and obligations under this Credit Agreement and the other Revolving Credit Note until such time as all Revolving Loans (including accrued and unpaid interest thereon) are repaid as otherwise required hereby.

1.7 Additional Loans.  In connection with any negotiation that may occur regarding Lender (i) making any loan or commitment to or on behalf of Borrower in excess of the Commitment, (ii) making any loan or commitment to or on behalf of Borrower following the termination of Lender’s Commitment to make Revolving Loans pursuant to Section 2.6 hereof, or (iii) Lender otherwise incurring or entering into any agreement to incur any obligation, commitment, guarantee or other responsibility with respect to the lending of money to or on behalf of Borrower, the financing of any Borrower’s operations or the payment or satisfaction of any debt or other obligation of any Borrower, Borrower and Lender shall also negotiate in good faith the form and terms of additional consideration that Borrower shall offer to Lender in order to induce Lender to make or undertake such additional loans, commitments or other obligations.  Any such consideration shall be in addition to such interest, default interest, and other customary terms and conditions applicable to any such additional loans, commitments or other obligations.  Borrower and Lender agree that such consideration may include, by way of example and without limitation, such items as (i) the issuance of equity of Borrower or securities convertible into or exchangeable for equity of Borrower, which equity may have terms preferential to the terms of Borrower’s then existing equity, or (ii) preferential or exclusive rights or terms with respect to the purchase, license, lease or other use of Borrower’s assets, products, goods or services.  Notwithstanding the foregoing, Lender does not event have any obligation to provide such additional financing or to undertake any such additional commitment or obligation, and Lender may accept or reject the terms thereof or terminate the negotiation thereof at any time in its sole and absolute discretion.

1.8 Federal Income Tax Withholding.  All interest due and payable under this Credit Agreement shall be subject to applicable U.S. federal income tax withholding requirements, unless Lender delivers to Borrower an IRS Form W-8 BEN evidencing exemption from such withholding requirements, or other proof of exemption from withholding in form and substance reasonably satisfactory to Borrower.

2. Security Interest

To secure the prompt and complete payment, performance and observance of the Revolving Loans, Borrower hereby pledges to Lender a continuing security interest in the property set forth in Exhibit C hereto (the “Collateral”).

3. Covenants

3.1  Delivery of Collateral.  Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments comprising the Collateral which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as Lender may otherwise agree.

3.2 Maintenance of Collateral.  Borrower will keep the Collateral free and clear of all security interests, liens and encumbrances.

3.3 Power of Attorney.  Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing do all acts and things which are necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Credit Agreement and (b) at any time to execute in Borrower’s name and file any UCC financing statements or amendments thereto.  Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

4. Representations and Warranties

In order to induce Lender to enter into this Credit Agreement and to make the Revolving Loans, Borrower hereby represents and warrants to Lender as of the date hereof and as of any Drawdown Date as follows:

(a)Borrower is duly organized, validly existing, and in good standing under the laws of the State of [State of formation];

(b)Borrower has the power and authority to make, execute, deliver and perform each of the Revolving Credit Note and this Credit Agreement;

(c)The Credit Document has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms;

(d)Borrower has good and marketable title to the Collateral;

(e)This Credit Agreement is effective to create in favor of Lender legal, valid and enforceable security interests in the Collateral, and when such Collateral is delivered to Lender and/or such UCC financing statements, are filed in the appropriate public offices, this Agreement will constitute a valid and fully-perfected first-priority lien on and security interests in all right, title and interest of Borrower in such Collateral in each case prior and superior in right to any other person.

5. Affirmative and Negative Covenants.

Borrower agrees that until the termination of the Commitment and the payment and satisfaction in full of all the Revolving Loans, Borrower will comply with its obligations as set forth throughout this Credit Agreement and will cooperate with Lender, take such action, execute such documents, and provide such information as Lender may from time to time request in order further to effect the transactions contemplated by and the purposes of the Credit Documents.

6. Conditions

The obligation of Lender to make any loans under this Credit Agreement is subject to the satisfaction, or waiver by Lender, of the following conditions precedent:

6.1 Note.  Lender shall have received the Revolving Credit Note, conformed to the requirements hereof, and duly executed and delivered to Lender.

6.2  Representations and Warranties.  Each of the representations and warranties made by Borrower herein shall be true and correct in all respects as of the date made or deemed made.

6.3 Covenants.  Each covenant to be complied with or performed by Borrower pursuant to the terms hereof shall have been complied with or performed in all material respects as of the date of this Credit Agreement.

6.4 Financing Statements.  Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Loans in respect thereof, and shall have received the certificate or certificates for any shares.

7. Events of Default; Remedies

7.1 Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a)Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or the Revolving Credit Note and such failure to pay or perform is not cured (i) with respect to any failure to pay any of the Obligations, within three (3) Business Days after such failure, and (ii) with respect to any failure of performance (other than one of payment) within twenty (20) business days following the earlier to occur of (i) receipt of notice from Lender of such failure to perform or (ii) Borrower having actual knowledge of such failure to perform;

(b)any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)any Borrower dissolves or suspends or discontinues doing business;

(d)any Borrower makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(e)a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against either Borrower or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or either Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner; or

(f)a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by either Borrower or for all or any part of its respective property.

7.2 Remedies.

(a)At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, the

Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement.  At any time or times, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

(b)Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.  Any excess cash proceeds from the sale, lease, foreclosure or other disposition of the Collateral remaining after the application of such proceeds pursuant to this Section 7.2(b) shall be transferred to Borrower.

(c)Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans to Borrower and/or (ii) terminate any provision of this Credit Agreement providing for any future Loans to be made by Lender to Borrower.

1.3Other Remedies.  If any Event of Default shall be continuing, Lender may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Credit Agreement or in aid of the exercise of any power granted in this Credit Agreement and may enforce the payment of the Revolving Credit Note and any of its other legal or equitable rights.

1.4Conduct No Waiver, Enforcement Costs.  No course of dealing on the part of Lender, nor any delay or failure on the part of Lender to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Lender’s rights, powers and remedies.

1.5Remedies Cumulative.  No right or remedy conferred upon or reserved to Lender under this Credit Agreement is intended to be exclusive of any other rights or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing under applicable law.  Every right and remedy given by this Credit Agreement or by applicable law to Lender may be exercised from time to time and as often as may be deemed expedient by any Lender, as the case may be.

8. Assignment

Borrower may not assign its rights or obligations under this Credit Agreement to any person or entity without the express written consent of Lender.  Lender may assign its rights and obligations under this Credit Agreement to any person or entity.  This Credit Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns.

9. Miscellaneous

(a)Borrower agrees to indemnify and hold harmless Lender against all claims, liabilities, demands, obligations and losses of every kind arising out of or with respect to the Credit Documents.

(b)This Credit Agreement may not be amended or waived except by a written instrument signed by Borrower and Lender, and any such amendment or waiver shall be effective only for the specific purpose given.

(c)The provisions of this Credit Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction.

(d)This Credit Agreement, together with all Exhibits hereto and agreements referred to herein, expresses the entire understanding of the parties with respect to the transactions contemplated hereby.

(e)This Credit Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement.  In proving this Credit Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged.

(f)This Credit Agreement and the Revolving Credit Note shall be governed and construed in accordance with the laws of the State of California without regard to conflict of law principles.  Borrower agree that any suit for the enforcement of any of the Credit Agreement or the Revolving Credit Note may be brought in the courts of the State of California, County of San Diego or any federal court sitting therein.  Borrower, as an inducement to Lender to enter into this Credit Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Credit Document.

(g)No delay on the part of Lender or the holder of the Revolving Credit Note in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, or remedy.

(h)At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Credit Documents.

(i)All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

(i)  If to Lender:

Small World Traders

6833 Abbottswood Drive

Rancho Palos Verdes, CA 90275

Attention:  Michael Low

Telephone:  310.658.9253

Facsimile:   310.531.8232

(ii)  If to Borrower:

Steele Resources Corp.

2705 Garnet Ave. Suite 2A

San Diego, CA 92109

Attention:  Scott Landow

Telephone:  858.847.9090

Facsimile:   858.990.5637

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EXHIBIT A

REVOLVINGCREDIT NOTE

EXHIBIT B

FORM OF REQUEST

EXHIBIT C

COLLATERAL

All right, title and interest of Steele Resources Corp. whether now existing or hereafter arising, including any and all proceeds of the following:

Intellectual Property, Current or Previously Filed
Trademarks
Formulations
Research & Development Equipment
Manufacturing Equipment
Office Equipment